Exhibit 99.1

Company Contacts:

Robert Andersen

Executive Vice President and Chief Financial Officer

408-321-6779

Moriah Shilton

Sr. Director, Communications & Investor Relations

408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES FOURTH QUARTER & FULL YEAR 2013 RESULTS

San Jose, Calif., Feb. 5, 2014 – Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “we”) announced its results for the fourth quarter and full year ended Dec. 31, 2013. Total revenue from continuing operations for the fourth quarter of 2013 was $56.4 million. Generally accepted accounting principles (GAAP) net loss from continuing operations for the fourth quarter of 2013 was $46.2 million, or $0.86 per basic share, and included $45.3 million in impairment charges primarily related to the Company’s previously announced decision to stop its mems|camTM manufacturing business. Non-GAAP net income for the fourth quarter of 2013 was $7.7 million or $0.14 per diluted share.

“At Tessera we are laser focused on our core business again and fully expect the Company to return to Non-GAAP profitability based on our recurring revenue alone in 2014 which was bolstered by our recent signing of license agreements with Samsung Electronics, Co Ltd.,” stated Thomas Lacey, CEO of Tessera Technologies, Inc. “Tessera is at a strategic inflection point in its history and is well positioned for future growth. We are excited for the opportunities that lie ahead.”

Year over Year Comparison

Total revenue from continuing operations was $56.4 million in the fourth quarter of 2013, as compared with revenue from continuing operations of $47.6 million in the fourth quarter of 2012, an increase of $8.8 million.

The Company’s Intellectual Property revenue for the fourth quarter of 2013 was $49.1 million, compared to $43.0 million in the year ago quarter. The $6.1 million increase was primarily due to increased royalty revenue from SK hynix, Inc., as compared to the prior year’s fourth quarter, and greater episodic revenue in the fourth quarter of 2013 compared to 2012. Fourth quarter of 2013 Intellectual Property revenue included $30.8 million in episodic revenue compared to $26.5 million in the fourth quarter of 2012.

The Company’s DigitalOptics (DOC) revenue from continuing operations for the fourth quarter of 2013 was $7.2 million, compared to $4.6 million in the year ago quarter. The $2.6 million increase was due to a one-time license fee related to a legacy DOC license agreement, offset by lower product and services revenue in the fourth quarter of 2013 as compared to 2012.

The GAAP net loss from continuing operations for the fourth quarter was $46.2 million, or $0.86 per basic share. The GAAP net loss from continuing operations for the fourth quarter of 2012 was $12.7 million, or $0.24 per basic share.

Non-GAAP net income for the fourth quarter of 2013 was $7.7 million or $0.14 per diluted share, as compared to non-GAAP net loss in the fourth quarter of 2012 of $3.5 million or $0.07 per basic share. Non-GAAP net income/loss is defined as income/loss and operating expenses adjusted for discontinued operations, restructuring and other exit costs, acquired intangibles amortization, charges for acquired in-process research and development, stock-based compensation expense, impairment charges on long-lived assets and goodwill, and related tax effects.

Year Ended Dec. 31, 2013

Total revenue from continuing operations was $168.9 million in the full year ended Dec. 31, 2013. The Company’s Intellectual Property revenue for the full year was $150.0 million and the Company’s DOC revenue from continuing operations for the full year was $18.9 million. GAAP net loss from continuing operations for the year was $151.3 million, or $2.84 per basic share. Non-GAAP net loss from continuing operations for the year was $63.8 million, or $1.20 per basic share.

Discontinued Operations

Fourth quarter of 2013 discontinued operations included total revenue of $109,000. GAAP net loss from discontinued operations was $1.7 million, or $0.03 per basic share. For the full year ended Dec. 31, 2013, discontinued operations included total revenue of $6.4 million. Full year GAAP net loss from discontinued operations was $28.0 million, or $0.52 per basic share.

Balance Sheet

Total current assets were $393.3 million at Dec. 31, 2013, a decrease of $16.8 million from Sept. 30, 2013. Cash, cash equivalents and short-term investments were $359.6 million at Dec. 31, 2013, a decrease of $17.2 million from Sept. 30, 2013. The Company generated $12.0 million in cash from operations in the fourth quarter of 2013. This was offset by $23.8 million of stock repurchases pursuant to the Company’s stock repurchase program, $5.4 million of dividend payments, and $1.0 million of patent purchases.

Dividends

On Dec. 12, 2013, $5.4 million was paid to stockholders of record as of Nov. 21, 2013, for the quarterly $0.10 per share of common stock cash dividend.

Stock Repurchase Program

During the fourth quarter of 2013, the Company repurchased 1.24 million shares for an aggregate amount of $23.8 million. These purchases were executed under the Company’s stock repurchase program. The Company’s Board of Directors in November 2013 increased the total amount authorized to be repurchased from $100.0 million to $150.0 million. For the full year 2013, Tessera repurchased 1.5 million shares under its stock repurchase program for an aggregate amount of $28.8 million. This amount is greater than the amount purchased by the Company in the entire 2007 – 2012 time period.

Financial Guidance

For the first quarter of 2014, the Company’s guidance is as follows:

The Company expects total revenue for the upcoming first quarter of 2014 to range between $33 million and $36 million. GAAP operating expenses are expected to range between $51 million and $53 million. Litigation expenses are expected to be lower than the prior quarter. The Company expects approximately $12.0 million of restructuring charges and other related exit costs, amortization of intangibles of approximately $4.7 million and stock based compensation expense of approximately $4.0 million.

Supplemental Presentation

Management will be using a supplemental presentation on its fourth quarter and full year ended Dec. 31, 2013, earnings conference call to help investors better understand the current state of the Company and its growth expectations, especially after the recent announcements of the Company’s subsidiaries Tessera, Inc. and Invensas Corporation each entering into new patent license agreements with Samsung Electronics Co., Ltd. and DOC exiting its mems|cam manufacturing business. The presentation may be accessed via this link: http://ir.tessera.com/.

Conference Call Information

The Company will hold its fourth quarter and full year ended Dec. 31, 2013, earnings conference call at 5:00 A.M. Pacific (8:00 A.M. Eastern) today. To access the call in the U.S., please dial (888) 723-9308, and for international callers dial 615-489-8916, approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 855-859-2056. International callers please dial 404-537-3406. Enter access code 51790674.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Company’s financial results and guidance, the impact of the Company’s decision to cease its mems|cam manufacturing operations, achievement of profitability, strategic decisions and opportunities, expected recurring revenue, the declaration and payment of dividends and future stock repurchases, and the impact of the new license agreements with Samsung. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; any need to spend more cash and/or incur greater charges than anticipated in connection with the DOC restructuring, workforce reduction, facility closures and related activities; any need to undertake further restructuring activities; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and products utilizing DOC technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; and the impact of competing technologies on the demand for the Company’s technologies and products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, Invensas Corporation, mems|cam and xFD are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Recurring and Episodic Revenue

Recurring revenue is defined as revenue from payments made pursuant to a license agreement or other agreement that are scheduled to occur over at least one year of time. Episodic revenue is revenue other than revenue payable over at least one year pursuant to a contract. Episodic revenue includes non-recurring engineering fees, initial license fees, back payments resulting from audits, damages awards from courts or other tribunals, and lump sum settlement payments. Although the royalty revenue reported by the Company’s licensees quarterly is generally not assured, for ease of reference, the Company refers to these revenues as “recurring revenue”.

Importantly, a source of episodic revenue may become a source of recurring revenue, when, for example, a company settles litigation with the Company by paying a settlement amount and entering into a license agreement that calls for an initial license fee and ongoing royalty payment over several years. In that scenario, the settlement amount would be episodic revenue, as would the initial license fee, and the ongoing royalties would be recurring revenue.

Discontinued Operations

In June of 2013, the Company closed its camera module assembly facility in Zhuhai, China and announced the consolidation of its manufacturing capabilities to Taiwan. The Company planned to continue to assemble lens barrels and make limited quantities of camera modules in the Taiwan facility, and rely on partners for high volume manufacturing. In August of 2013, the Company sold a significant portion of its Micro-Optics business based in Charlotte, NC. The Company has classified the revenue and expenses related to the Zhuhai facility and the business in Charlotte as discontinued operations starting with the second quarter of 2013, and also reclassified results from those facilities to discontinued operations for all prior reporting periods.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company’s earnings release contains non-GAAP financial measures adjusted for discontinued operations, either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, restructuring and other related exit costs, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net loss to the Company’s reported GAAP net loss.

– Tables Follow –

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents and short-term investments	$359,587	$442,603
Current assets of discontinued operations	5,829	—
Other current assets	27,921	32,683

Total current assets	393,337	475,286

Intangibles and property and equipment, net	92,575	192,976
Other assets	1,759	36,840

Total assets	$487,671	$705,102

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$33,586	$48,303
Deferred revenue and other	1,556	4,869

Total current liabilities	35,142	53,172

Other long-term liabilities	5,827	9,505

Stockholders’ equity:
Common stock and additional paid-in capital	530,817	480,400
Treasury stock and other comprehensive income, net	(39,785)	(10,523)
Retained earnings (accumulated deficit)	(44,330)	172,548

Total stockholders’ equity	446,702	642,425

Total liabilities and stockholders’ equity	$487,671	$705,102

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Total revenues	$56,370	$47,576	$168,908	$209,838

Operating expenses:
Cost of revenues	837	1,743	4,515	7,845
Research, development and other related costs	22,061	24,920	86,488	88,762
Selling, general and administrative	16,148	22,916	82,236	92,533
Litigation expense	16,201	14,113	60,386	34,018
Restructuring, impairment of long-lived assets and other charges	45,285	2,524	63,907	2,524

Total operating expenses	100,532	66,216	297,532	225,682

Operating loss from continuing operations	(44,162)	(18,640)	(128,624)	(15,844)
Other income and expense, net	540	492	1,780	5,872

Loss before income taxes from continuing operations	(43,622)	(18,148)	(126,844)	(9,972)
Provision for (benefit from) income taxes	2,539	(5,410)	24,483	1,144

Loss from continuing operations	(46,161)	(12,738)	(151,327)	(11,116)
Loss from discontinued operations, net of tax	(1,723)	(7,878)	(27,963)	(19,109)

Net loss	$(47,884)	$(20,616)	$(179,290)	$(30,225)

Earnings per share:
Loss from continuing operations:
Basic	$(0.86)	$(0.24)	$(2.84)	$(0.21)

Diluted	$(0.86)	$(0.24)	$(2.84)	$(0.21)

Loss from discontinued operations:
Basic	$(0.03)	$(0.15)	$(0.52)	$(0.37)

Diluted	$(0.03)	$(0.15)	$(0.52)	$(0.37)

Net loss:
Basic	$(0.89)	$(0.39)	$(3.36)	$(0.58)

Diluted	$(0.89)	$(0.39)	$(3.36)	$(0.58)

Cash dividends declared per share	$0.10	$0.10	$0.70	$0.30

Weighted average number of shares used in per share calculations-basic	53,866	52,226	53,346	51,977

Weighted average number of shares used in per share calculations-diluted	53,866	52,226	53,346	51,977

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
GAAP income (loss) from continuing operations	$(46,161)	$(12,738)	$(151,327)	$(11,116)
Adjustments to GAAP net income (loss):
Stock-based compensation - research, development and other related costs	969	1,157	3,399	5,146
Stock-based compensation - selling, general and administrative	2,417	2,185	9,862	9,940
Amortization of acquired intangibles - cost of revenues	827	1,596	4,071	6,385
Amortization of acquired intangibles - research, development and other related costs	1,460	1,338	5,894	5,376
Amortization of acquired intangibles - selling, general and administration	2,890	2,871	11,597	11,530
Restructuring, impairment of long-lived assets and other charges	45,285	2,524	63,907	2,524
Tax adjustments for non-GAAP items	—	(2,481)	(11,238)	(10,531)

Non-GAAP net income (loss) from continuing operations	$7,687	$(3,548)	$(63,835)	$19,254

Non-GAAP net income (loss) from continuing operations per common share - diluted	$0.14	$(0.07)	$(1.20)	$0.36

Weighted average number of shares used in per share calculations excluding the effects of FAS123R - diluted	55,124	53,261	53,346	53,061

TESSERA TECHNOLOGIES, INC.

SEGMENT INFORMATION FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Intellectual Property Segment:
Royalty and license fees	$49,129	$43,024	$149,972	$192,892

DigitalOptics Segment:
Royalty and license fees	7,241	4,552	18,936	16,946

Total revenues	56,370	47,576	168,908	209,838

Operating Expenses:
Intellectual Property Segment	29,935	29,126	118,839	97,984
DigitalOptics Segment	64,641	25,779	137,559	80,675
Corporate Overhead	5,956	11,311	41,134	47,023

Total operating expenses	100,532	66,216	297,532	225,682

Operating loss:
Intellectual Property Segment	19,194	13,898	31,133	94,908
DigitalOptics Segment	(57,400)	(21,227)	(118,623)	(63,729)
Corporate Overhead	(5,956)	(11,311)	(41,134)	(47,023)

Total operating loss	$(44,162)	$(18,640)	$(128,624)	$(15,844)

TESSERA TECHNOLOGIES, INC.

NET LOSS FROM DISCONTINUED OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues from discontinued operations:
Product and service revenues	$109	$5,660	$6,427	$24,185

Total revenues	109	5,660	6,427	24,185

Operating expenses from discontinued operations:
Cost of revenues	11	10,518	11,238	32,521
Research, development and other related	241	2,831	5,903	11,919
Selling, general and administrative	6	1,321	3,771	4,762
Restructuring, impairment of long-lived assets and other charges	1,368	—	6,749	—
Impairment of goodwill	—	—	6,664	—

Total operating expenses	1,626	14,670	34,325	49,202
Loss from discontinued operations before taxes	(1,517)	(9,010)	(27,898)	(25,017)

Provision for (benefit from) income taxes	206	(1,132)	65	(5,908)

Net loss from discontinued operations	$(1,723)	$(7,878)	$(27,963)	$(19,109)

TESSERA TECHNOLOGIES, INC.

QUARTERLY REVENUE BY SEGMENT – NON-GAAP

(in thousands)

(unaudited)

	Mar 31, 2012	Jun 30, 2012	Sep 30, 2012	Dec 31, 2012	Mar 31, 2013	Jun 30, 2013	Sep 30, 2013	Dec 31, 2013
Revenues:
Intellectual Property Segment:
Royalty and license fees
Recurring revenue	$38,404	$41,312	$38,029	$16,498	$19,138	$23,903	$22,836	$18,360
Episodic revenue	624	11,662	19,837	26,526	6,500	18,966	9,500	30,769

Total Intellectual Property revenues	39,028	52,974	57,866	43,024	25,638	42,869	32,336	49,129

DigitalOptics Segment:
Royalty and license fees
Recurring revenue	4,510	5,341	2,543	4,552	3,026	3,745	4,924	7,241

Total DigitalOptics revenues	4,510	5,341	2,543	4,552	3,026	3,745	4,924	7,241

Total revenues	$43,538	$58,315	$60,409	$47,576	$28,664	$46,614	$37,260	$56,370